Exhibit 10.2

First Amendment to Amended and Restated Loan Agreement

Borrower:    On Deck Capital, Inc.
Address:    1400 Broadway, 25th Floor
New York, New York 10018

Date:        October 2, 2015

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT is entered into between SQUARE 1 BANK (“Lender”) and the borrower named above (“Borrower”).
The Parties agree to amend the Amended and Restated Loan and Security Agreement between them, dated November 3, 2014 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof (except as otherwise specifically provided below). (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)
1.Maturity Date. Section 5(b) of the Schedule to the Loan Agreement is amended to read as follows:
“4. Maturity Date (Section 6.1): October 28, 2016.”
2.Minimum Monthly Interest. Section 2 of the Schedule to the Loan Agreement is amended to read as follows, effective November 1, 2015:
“2. Interest. Interest Rate (Section 1.2):

“A rate equal to the Prime Rate in effect from time to time, plus 1.25% per annum, provided that (i) the interest rate in effect on any day shall not be less than 4.50% per annum, and (ii) the minimum interest due for each month shall be $10,000. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.”

3.Quarterly Financial Covenants. Section 5(b) of the Schedule to the Loan Agreement, which presently reads as follows:
“(b) Quarterly Covenants: As of the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2014, Borrower shall maintain the following:

(i)	Borrower’s Tangible Net Worth shall not be less than $60,000,000;

(ii)	Borrower’s Leverage Ratio shall not exceed 6:1;

(iii)	Borrower’s Consolidated Liquidity shall not be less than $20,000,000; and

(iv)	the unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries shall not be less than $12,000,000.”
is hereby amended to read as follows:
“(b) Quarterly Covenants: As of the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2015, Borrower shall maintain the following:

(i)	Borrower’s Tangible Net Worth shall not be less than $100,000,000;

(ii)	Borrower’s Leverage Ratio shall not exceed 6:1;

(iii)	Borrower’s Consolidated Liquidity shall not be less than $30,000,000; and

(iv)	the unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries shall not be less than $20,000,000.”
4.Cumulative Static Pool Default Ratio. Section 5(a) of the Schedule to the Loan Agreement, which presently reads as follows:
“(a) Cumulative Static Pool Default Ratio: As determined as of the end of any Monthly Period beginning in August 2013, Borrower’s Cumulative Static Pool Default Ratio (computed on a cumulative basis including all of Borrower’s Customer Loans that have been transferred to any Subsidiary of Borrower, but excluding up to $10,000,000 of outstanding Principal Balance of the Customer Loans sold to SBAF during any completed fiscal quarter (if more than $10,000,000 of outstanding Principal Balance of Customer Loans are sold to SBAF during any completed fiscal quarter, those with the highest Principal

Balance will first be excluded)) in respect of any Vintage Pool shall not exceed, for any “Month,” the maximum Cumulative Static Pool Default Ratio set forth opposite such month in the column “Any Single Quarter” (with the reference to “Month” referring to the number of months ended since the end of the Fiscal Quarter during which such Vintage Pool was originated):

Month	Cumulative Static Pool Default Ratio Any Single Quarter
1	3.00%
2	4.00%
3	5.00%
4	6.00%
5	7.00%
6	8.00%
7	9.00%
8	10.00%
9	10.00%
10 and thereafter	11.00%

is hereby amended to read as follows:
“(a) Cumulative Static Pool Default Ratio: As determined as of the end of any Monthly Period beginning in August 2013, Borrower’s Cumulative Static Pool Default Ratio (computed on a cumulative basis including all of Borrower’s Customer Loans that have been transferred to any Subsidiary of Borrower, but excluding up to $10,000,000 of outstanding Principal Balance of the Customer Loans sold to SBAF during any completed fiscal quarter (if more than $10,000,000 of outstanding Principal Balance of Customer Loans are sold to SBAF during any completed fiscal quarter, those with the highest Principal Balance will first be excluded)) in respect of any Vintage Pool shall not exceed, for any “Month,” the maximum Cumulative Static Pool Default Ratio set forth opposite such month in the column “Any Single Quarter” (with the reference to “Month” referring to the number of months ended since the end of the Fiscal Quarter during which such Vintage Pool was originated):

Month	Cumulative Static Pool Default Ratio Any Single Quarter
1	5.00%
2	5.00%
3	5.00%
4	8.00%
5	8.00%
6	8.00%
7 and thereafter	11.00%

5.Fee. In consideration for Lender entering into this Amendment, Borrower shall concurrently pay Lender a fee in the amount of $10,000, which shall be non-refundable and in addition to all interest and other fees payable to Lender under the Loan Documents. Lender is authorized to charge said fee to Borrower’s loan account or any of Borrower’s deposit accounts with Lender.
6.Representations True. Borrower represents and warrants to Lender that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct, as of the date hereof, except to the extent any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such date.
7.General Release. In consideration for Lender entering into this Amendment, Borrower hereby irrevocably releases and forever discharges Lender, and its successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, participants, and each of them (collectively, the “Releasees”), from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, which are actually known to Borrower at the date hereof (collectively, the “Released Claims”). Borrower represents and warrants that it has not assigned to any other Person any Released Claim.
8.No Waiver. Nothing herein constitutes a waiver of any default or Event of Default under the Loan Agreement, as amended hereby, or any other Loan Documents, whether or not known to Bank.
9.Governing Law; Jurisdiction; Venue; Arbitration. This Amendment and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of North Carolina. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Amendment or the relationship between Borrower and

Lender, and any and all other claims of Borrower against Lender of any kind, shall be brought only in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, and each consents to the jurisdiction of an such court, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Amendment or by any other method permitted by law. If the jury waiver set forth in Section 9.20 in the Loan Agreement, as amended hereby, is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Amendment, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.
10.General Provisions. Borrower hereby ratifies and confirms the continuing validity, enforceability and effectiveness of the Loan Agreement, as amended hereby, and all other Loan Documents. This Amendment, the Loan Agreement, , as amended hereby, any prior written amendments to the Loan Agreement signed by Lender and Borrower, and the other written documents and agreements between Lender and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, as amended hereby, and all other documents and agreements between Lender and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed. This Amendment may be executed in multiple counterparts, by different parties signing separate counterparts, and all of the same taken together shall constitute one and the same agreement.
11.Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL

OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AMENDMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AMENDMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.
[Signatures on Next Page]

Borrower: ON DECK CAPITAL, INC. By /s/ Howard Katzenberg Title Chief Financial Officer	Bank: SQUARE 1 BANK By /s/ John Wroton Title Vice President

[Signature Page—First Amendment to Amended and Restated Loan Agreement]